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Exhibit 9(g) - Fourth Amendment to Transfer Agency Agreement

FOURTH AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

AGREEMENT made by and between State Street Bank and Trust Company (the "Transfer Agent") and the Sanford C. Bernstein Fund, Inc. (the "Fund").

WHEREAS, the Transfer Agent and the Fund are parties to a Transfer Agency Agreement dated October 12, 1988, as amended April 30, 1990, March 18, 1992 and April 19, 1994 (the "Transfer Agency Agreement"); and

WHEREAS, the Transfer Agent and the Fund desire to amend the Transfer Agency Agreement by adding the Bernstein Emerging Markets Value Portfolio (the "Portfolio") to the list of Portfolios on whose behalf the Transfer Agency Agreement applies;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Transfer Agent and the Fund hereby agree as follows:

In accordance with Article 8 of the Transfer Agency Agreement, it is mutually agreed that the Transfer Agent shall render services under the Transfer Agency Agreement to an additional series of the Fund, the Bernstein Emerging Markets Value Portfolio.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the 21st day of August, 1995.

SANFORD C. BERNSTEIN FUND, INC.
By: Stuart K. Nelson

ATTEST:
Jean Margo Reid

STATE STREET BANK AND TRUST COMPANY
By: Ronald E. Logue

ATTEST:
Francine L. Hayes